EXHIBIT 99.1

October 29, 2013

To: Executive Officers and Members of the Board of Ingersoll-Rand plc

Re:    Statutory Window Period
As previously announced, Ingersoll-Rand plc (the “Ingersoll Rand”) is planning to combine and spin-off its residential and commercial security businesses into one, stand-alone publicly held company, Allegion plc. To prepare for the separation transaction, the Ingersoll Rand stock funds in the Ingersoll Rand Employee Savings Plan, the Ingersoll Rand Employee Savings Plan for Bargained Employees, the Ingersoll Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico, and the Trane 401(k) and Thrift Plan (collectively, the “Plans”) will be temporarily frozen for trading, and participants in the Plans will be unable to direct or diversify investments in their individual Ingersoll Rand stock fund accounts, or obtain loans or distributions from their individual Ingersoll Rand stock fund accounts. This time period (referred to as the “Blackout Period”) will begin at 1:00 p.m. Eastern time on November 29, 2013 and is expected to end the week of December 1, 2013.
Under the Sarbanes-Oxley Act of 2002, we are required to provide you with notice that during the Blackout Period, you are generally prohibited from directly or indirectly purchasing or acquiring any of the ordinary shares of Ingersoll Rand due to your service as an executive officer or director of Ingersoll Rand, and you may not directly or indirectly sell or transfer any ordinary shares of Ingersoll Rand that you acquired in connection with your service as an executive officer or director regardless of whether you are a participant in any of the Plans. Ordinary shares of Ingersoll Rand subject to these restrictions include any shares you received under the Plans, any incentive stock plan, the Director Deferred Compensation Plan I, the Director Deferred Compensation Plan II, the Executive Deferred Compensation Plan I, the Executive Deferred Compensation Plan II and the Supplemental Employee Savings Plan. You also may not exercise any stock options during the Blackout Period.
In addition, the rule against “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of ordinary shares of Ingersoll Rand by immediate family members living with you or trusts or other entities in which you have an interest.
There may be exceptions for a limited number of transactions. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon executive officers or directors who violate them could be severe. Therefore, please contact Evan M. Turtz directly at (704) 655-4936 or 800-E Beaty Street, Davidson, North Carolina 28036, before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of ordinary shares of Ingersoll Rand during the Blackout Period, if you believe that a transaction in which you have an interest may occur during the Blackout Period, or if you have any questions concerning this notice. During the Blackout Period and for a period of two years after the expiration of the Blackout Period, executive officers and directors of Ingersoll Rand, and security holders or other interested persons, may obtain, without charge, information about this notice or about the actual beginning and ending dates of the Blackout Period by contacting Evan M. Turtz at the above number and/or address. We will provide an updated notice to you when the Blackout Period ends.
Please keep in mind that the expected end of the Blackout Period during the week of December 1, 2013 for the Plans will in no way affect any other prohibition on trading in ordinary shares of Ingersoll Rand, including the normal prohibition on trading in ordinary shares of Ingersoll Rand while in possession of material non-public information.

2